CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our report of Independent Registered Public Accounting Firm dated September 28, 2005 (except for Note 11, which is as of December 15, 2005), covering the consolidated financial statements of BSD Software, Inc. as of July 31, 2005 and for the year ended July 31, 2005 included in Amendment No. 1 to the Form 8-K of NeoMedia Technologies, Inc. as filed with the Securities and Exchange Commission (“Commission”) on June 2, 2006, into this amendment to the registration statement on Form S-3 of Neomedia Technologies, Inc. to be filed with the Securities and Exchange Commission on or about January 29, 2007.

We also consent to the reference to our firm under the caption “Experts” in matters of accounting and auditing in this registration statement and prospectus.

/s/ Stonefield Josephson, Inc.

CERTIFIED PUBLIC ACCOUNTANTS

Los Angeles, California
January 26, 2007